UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2017

Axovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37418	98-1333697
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20-22 Bedford Row London, United Kingdom WC1R 4JS	Not Applicable
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  +44 203 318 9709

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Patrick Machado as Director

On June 1, 2017, the Board of Directors (the “Board”) of Axovant Sciences Ltd. (the “Company”) appointed Patrick Machado to the Board, effective as of June 15, 2017, to serve as a Class III Director with a term expiring at the 2018 Annual General Meeting of Shareholders.  The Board appointed Mr. Machado to serve on the Compensation Committee and Nominating and Corporate Governance Committee of the Board. There is no arrangement or understanding between Mr. Machado and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Machado and any of the Company’s other directors or executive officers.

Mr. Machado, age 53, is a co-founder of Medivation, Inc., a biopharmaceutical company, and served on its board of directors from April 2014 to September 2016, when Medivation, Inc. was acquired by Pfizer, Inc. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately-held medical device company, as Vice President, Chief Financial Officer and General Counsel from 1998 to 2000, and as Senior Vice President and Chief Financial Officer from 2000 to 2001. From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation, to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado has served as a member of the board of directors of Chimerix, Inc. since June 2014, Scynexis, Inc. since September 2015, Inotek Pharmaceuticals Corporation since August 2016, and Adverum Biotechnologies, Inc. since March 2017, all of which are public pharmaceutical companies. He also serves as a director of Armaron Bio Pty Ltd. and Roivant Sciences Ltd., both of which are privately held biopharmaceutical companies. Mr. Machado received a B.A. in German and a B.S. in Economics from Santa Clara University and a J.D. from Harvard Law School. The Board believes that Mr. Machado’s expertise and deep experience in business development and the pharmaceutical industry qualify him to serve on the Board.

In accordance with the Company’s non-employee director compensation policy, Mr. Machado will receive an annual cash retainer of $40,000 for his service as a director, as well as an additional annual cash retainer of $6,000 for his service as a member of the Compensation Committee and $5,000 for his service as a member of the Nominating and Corporate Governance Committee.  In addition, Mr. Machado will receive an initial option grant to purchase 70,000 common shares of the Company.  In accordance with the Company’s option grant policy, this grant will be made on July 17, 2017 and will have an exercise price equal to the closing price of the Company’s common shares on the New York Stock Exchange on that date. Each of these options will vest over a period of three years, with one-third of the shares underlying the option vesting on each of the first, second and third anniversaries of the appointment date.

The Company expects to enter into its standard indemnification agreement for directors with Mr. Machado, the form of which was previously filed by the Company as Exhibit 10.4 to the Registration Statement.

Resignation of Lawrence Olanoff, M.D. and Gary Pisano, Ph.D. as Directors of the Company

On June 1, 2017, Drs. Olanoff and Pisano resigned from the Board, effective as of that date.  The Compensation Committee determined to accelerate one-third of the shares underlying the initial option grant to each of Drs. Olanoff and Pisano, or 25,000 common shares for Dr. Olanoff and 31,333 common shares for Dr. Pisano.  All remaining unvested common shares underlying options held by Drs. Olanoff and Pisano will be forfeited in full.  Drs. Olanoff and Pisano may exercise their vested, outstanding options until the later of December 31, 2017 or as otherwise permitted under the Company’s 2015 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axovant Sciences Ltd.

Date: June 6, 2017	By:	/s/ Gregory Weinhoff
		Name:	Gregory Weinhoff
		Title:	Principal Financial Officer